UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
       SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
           OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number: 0-18200

                       ARMANINO FOODS OF DISTINCTION, INC.
             (Exact name of registrant as specified in its charter)

                   30588 SAN ANTONIO STREET, HAYWARD, CA 94544
                                 (510) 441-9300
        (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                          COMMON STOCK, $0.01 PAR VALUE
            (Title of each class of securities covered by this Form)

                                      NONE
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       [ ]      Rule 12h-3(b)(1)(i)          [ ]
Rule 12g-4(a)(1)(ii)      [X]      Rule 12h-3(b)(1)(ii)         [X]
Rule 12g-4(a)(2)(i)       [ ]      Rule 12h-3(b)(2)(i)          [ ]
Rule 12g-4(a)(2)(ii)      [ ]      Rule 12h-3(b)(2)(ii)         [ ]
                                   Rule 15d-6                   [ ]

Approximate number of holders of record as of the certification or notice date:
435

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: August 12, 2005

                                          ARMANINO FOODS OF DISTICTION, INC.


                                          By: /s/ William J. Armanino
                                              William J. Armanino, President